EXHIBIT 2.5

REORGANIZATION AND ASSET ACQUISITION AGREEMENT

This Reorganization and Asset Acquisition Agreement (the “Agreement”) is entered into as of December 19, 2011 by and between Alex Weidmann, an individual, Justin Weidmann, an individual, and MMJMenu, LLC, a Colorado limited liability company (the “Seller” and, together with Alex Weidmann and Justin Weidmann, the “Seller Parties”), on the one hand, and General Cannabis, Inc., a Nevada corporation (“GCI”), and WeedMaps Media, Inc., a Nevada corporation and wholly-owned subsidiary of GCI (the “Purchaser”), on the other hand. Each of the Seller Parties, GCI, and the Purchaser shall be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is the owner, operator and administrator of the assets as listed in Exhibit A (the “Assets”), which constitute at least 90% of the assets of Seller; and

WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and the Purchaser desires to purchase and acquire from the Seller, the Assets according to the terms set forth herein.

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

I.             Purchase and Sale of the Assets

1.1          Purchase and Sale of Assets. The Seller hereby sells, transfers, assigns and delivers to the Purchaser, free and clear of any liens or encumbrances of any kind which have been created or granted by the Seller, all of the Seller’s right, title and interest in the Assets, whether now existing or hereafter acquired.

1.2          Assumption of Liabilities. The Purchaser will not assume any obligations of Seller Parties related to the Assets.

1.3          Closing and Termination. The Closing (the “Closing”) shall take place at the offices of Purchaser, 1300 Dove Street, Suite 100, Newport Beach, CA 92660, on the earlier to occur of (i) December 21, 2011, (ii) the date upon which all of the conditions to closing set forth in Section 1.4 have been satisfied, or (iii) at such other place, date and time as the Parties may agree in writing (the “Closing Date”). On the Closing Date the Purchaser shall pay the Purchase Price (as defined and subject to the conditions set forth in Section II) to the Seller. Either Party may terminate this Agreement, and the transactions contemplated hereby, in the event the Closing has not occurred by January 5, 2012.

1.4          Conditions to Closing. The closing of the purchase and sale of the Assets will be subject to the following conditions, which much be satisfied at or prior to the Closing unless otherwise specified:

1.4.1        Seller and Purchaser will execute the Intellectual Property Assignment in the form attached hereto as Exhibit B.

1.4.2           Seller and Purchaser will execute an Assignment, in the form attached hereto as Exhibit C, for each of the contracts listed in Exhibit A, which shall be executed by each obligated party thereto.

1.4.3           GCI will enter into an employment agreement with each of Alex Weidmann and Justin Weidmann on terms mutually acceptable to the parties thereto.

1.4.4           Seller will have received the approval of its Members for the transactions contemplated by this Agreement in accordance with its operating agreement or applicable law.

1.5           Post Closing Activities. At any time after the Closing Date, upon any Parties written request and without further consideration, the other party shall take such other actions as the requesting party may reasonably deem necessary or desirable in order to consummate the terms of, obligations under and transactions contemplated by, this Agreement.

II.            Purchase Price

2.1           Closing. In consideration of the Seller’s sale, transfer and assignment of the Assets, GCI shall issue to the Seller, or its assigns, Two Hundred Thousand (200,000) shares of common stock of GCI (the “Closing Shares”).

2.2           Notwithstanding the foregoing, in the event the registration statement on Form S-1 (the “S-1”) for GCI is not effective on or before the Closing Date, then the Shares will be issued to Seller but held in escrow by The Lebrecht Group, APLC, counsel to GCI and the Purchaser, and released to Seller upon the earlier to occur of:

(a) effectiveness of the S-1,

(b) withdrawal of the S-1 for any reason and subsequent effectiveness of a registration statement on Form 10, which GCI will file upon withdrawal of the S-1,

(c) withdrawal of the S-1 for any reason and a subsequent definitive decision by the Board of Directors of GCI not to file a Form 10, or

(d) March 1, 2012.

2.3           Earn-Out. In addition to the Closing Shares, the Seller, or its assigns, shall receive up to an additional One Hundred Thousand (100,000) shares of common stock of GCI (the “Earn-Out Shares” and, together with the Closing Shares, the “Shares”), on the following conditions:

(a)           If the gross revenue of Purchaser for the fiscal year ending December 31, 2012 exceeds its gross revenue for the fiscal year ending December 31, 2011 (taking into account and treating the Assets as though they had been owned by Purchaser for the full year) by fifty percent (50%), then GCI shall issue Fifty Thousand (50,000) of the Earn-Out Shares; and

(b)            If the gross revenue of Purchaser for the fiscal year ending December 31, 2013 exceeds its gross revenue for the fiscal year ending December 31, 2012 by fifty percent (50%), GCI shall issue the remaining Fifty Thousand (50,000) of the Earn-Out Shares.

(c)            Earn-Out Shares will be issued within ten (10) days of the filing of GCI's audited financial statements for the applicable period with the Securities and Exchange Commission (the "Commission"), or within ten (10) days of delivery of the audited financial statements from the auditors to the Company if the Company is no longer required to file financial statements with the Commission.

2.4           Restricted Securities. The Seller Parties acknowledge that the Closing Shares and the Earn-Out Shares are “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Act”), and will be subject to the hold periods and trading restrictions specified in Rule 144.

III.          Representations and Warranties

3.1        Authority. The Seller Parties and the Purchaser each represent to the other that it has the right to enter into this Agreement and has the ability to perform its obligations hereunder, including the assignment, transfer and delivery by the Seller, and purchase by the Purchaser, of the Assets hereunder. The Seller and Purchaser are a limited liability company and a corporation, respectively, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2       “As Is” “Where Is”. The Purchaser has received all of the information and documentation it requires in connection with the Assets and, except as expressly provided herein, is acquiring its interest in the Assets in an “as is”, “where is” condition.

3.3           Execution of Agreement. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of each of Purchaser and Seller and no other corporate proceedings or approvals are required to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation or organization, bylaw, operating agreement, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Purchaser or Seller are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Purchaser or Seller; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Purchaser or Seller or any of their respective actions.

3.4          Indemnification.

3.4.1       Indemnity of Seller. Purchaser agrees to indemnify, defend and hold Seller Parties harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 3.4, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Seller under this section unless and until the aggregate amount of all Losses of Seller in respect thereof shall exceed $15,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

3.4.2       Indemnity of Purchaser. Seller Parties, and each of them, jointly and severally, agrees to indemnify, defend and hold Purchaser harmless from and against any and all Losses arising out of or resulting from the breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Purchaser under this Section unless and until the aggregate amount of all Losses of Purchaser in respect thereof shall exceed $15,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

3.4.3       Indemnification Procedure.

(a)          An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party, the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice to the indemnified party of its intention to do so not later than twenty days following notice of the claim to the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice from the indemnifying party; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b)          The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 3.4, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

3.5          No Other Representations. Except as expressly set forth in this Agreement, no Party makes any further representations or warranties concerning the subject matter contained herein.

3.6         Survival. Each of the representations, warranties and agreements of each of the Purchaser and the Seller Parties contained in this Agreement shall survive the Closing Date. In the event of the termination of this Agreement pursuant to Section 1.3 hereof, the provisions of Section 3.4 and 5.3 through 5.11 shall survive the termination.

IV.          Securities Representations. Seller hereby represents and warrants as of the date hereof and as of the Closing, as follows:

4.1         Purchase for Own Account. The Seller represents that it is acquiring the Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2         Ability to Bear Economic Risk. The Seller acknowledges that an investment in the Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

4.3         Access to Information. The Seller acknowledges that the Seller has been furnished with such financial and other information concerning GCI, the directors and officers of GCI, and the business and proposed business of GCI as the Seller considers necessary in connection with the Seller’s investment in the Shares. Seller has also had an opportunity to review the Term Sheet attached hereto as Exhibit D, and the GCI information that is publicly available at www.otcmarkets.com. As a result, the Seller is thoroughly familiar with the proposed business, operations, properties and financial condition of GCI and has discussed with officers of GCI any questions the Seller may have had with respect thereto. The Seller understands:

(i) The risks involved in this investment, including the speculative nature of the investment;

(ii) The financial hazards involved in this investment, including the risk of losing the Seller’s entire investment;

(iii) The lack of liquidity and restrictions on transfers of the Shares; and

(iv) The tax consequences of this investment.

The Seller has consulted with its own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by the Seller in the Shares and the merits and risks of an investment in the Shares.

4.4           Shares Part of Private Placement. The Seller has have been advised that the Shares have not been registered under the Act, or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the Shares is to be effected and the Shares will be issued by GCI in connection with a transaction that does not involve any public offering within the meaning of section 4(2) of the Act and/or Regulation D as promulgated by the SEC under the Act, and under any applicable state blue sky authority. The Seller understands that GCI is relying in part on the Seller’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Seller’s representations, the Seller has in mind merely acquiring the Shares for resale on the occurrence or nonoccurrence of some predetermined event. The Seller has no such intention.

4.5           Seller Not Affiliated with Company. The Seller, either alone or with its professional advisers (i) is unaffiliated with, has no equity interest in, and is not compensated by, the Purchaser or GCI or any affiliate or selling agent of the Purchaser or GCI, directly or indirectly; (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares; and (iii) has the capacity to protect its own interests in connection with its proposed investment in the Shares.

4.6           Further Limitations on Disposition. The Seller further acknowledges that the Shares are restricted securities under Rule 144 of the Act, and, therefore, any certificates reflecting the ownership interest in the Shares will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Shares unless and until:

(i)         There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)         Such Seller shall have obtained the consent of GCI and notified GCI of the proposed disposition and shall have furnished GCI with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by GCI, the Seller shall have furnished GCI with an opinion of counsel, reasonably satisfactory to GCI, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Seller to a partner (or retired partner) of Seller, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Seller hereunder as long as the consent of GCI is obtained, which consent shall not be unreasonably withheld.

In addition, Seller acknowledges that GCI was, prior to November 19, 2010, a “shell” corporation as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 144(i) promulgated under the Securities Act of 1933 (the “Securities Act”). As a result, Rule 144 is not available for the resale of the Shares until GCI “cures” its shell status by meeting the following requirements:

(1)	GCI is no longer a shell company as defined in Rule 144(i)(1);
(2)
GCI has filed all reports (other than Form 8-K reports) required under the Exchange Act for the preceding 12 months (or for a shorter period that the issuer was required to file such reports and materials); and

(3)
has filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(1), and at least one year has elapsed since the issuer filed that information with the Commission.  See Rule 144(i)(2).

4.7           Accredited Investor Status. (Please check one, attach additional pages if necessary). Seller:

________ is

________ is not

an “accredited investor” as such term is defined in Rule 501 under the Securities Act. If Seller is an accredited investor it is because Seller was not formed for the purpose of investing in the Shares, has or will have other substantial business or investments, and (please check one):

_____ each of its shareholders, partners, or beneficiaries is an Accredited Investor; or

_____ is a corporation, a partnership, or a Massachusetts or similar business trust with total assets in excess of $5,000,000.

For purposes hereof, an “accredited investor” for purposes of Rule 501 under the Securities Act is one that:

(i)          has a net worth of at least $1,000,000 (for purposes of this question, the Seller may include spouse’s net worth and may include the fair market value of home furnishings and automobiles, but must exclude from the calculation the value of Seller’s primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)), or

(ii)         had an individual income of more than $200,000 in each of the two most recent calendar years, and reasonably expects to have an individual income in excess of $200,000 in the current calendar year; or along with Seller’s spouse had joint income in excess of $300,000 in each of the two most recent calendar years, and reasonably expects to have a joint income in excess of $300,000 in the current calendar year.

For purposes of this Agreement, “individual income” means “adjusted gross income” as reported for Federal income tax purposes, exclusive of any income attributable to a spouse or to property owned by a spouse and increased by the following amounts: (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended, (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of form 1040), (iii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Sections 1202 of the Internal Revenue Code as it was in effect prior to enactment of the Tax Reform Act of 1986.

For purposes of this Agreement, “joint income” means, “adjusted gross income,” as reported for Federal income tax purposes, including any income attributable to a spouse or to property owned by a spouse, and increased by the following amounts: (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code as it was in effect prior to enactment of the Tax Reform Act of 1986.

4.8           No Backup Withholding. The Social Security Number or taxpayer identification shown in this Agreement is correct, and the Seller is not subject to backup withholding because (i) the Seller has not been notified that it is subject to backup withholding as a result of a failure to report all interest and dividends or (ii) the Internal Revenue Service has notified the Seller that it is no longer subject to backup withholding.

V.           Miscellaneous

5.1           Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge the executory portion of each contract that constitutes part of the Assets and is assigned to Purchaser pursuant to Section 1.4.2 of this Agreement. (the “Assumed Liabilities”). The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or the Seller Parties as compared to the rights and remedies which such third party would have had against the Seller Parties had Purchaser not assumed such liabilities. Without limiting the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights. Except for the Assumed Liabilities, Purchaser does not agree to and shall not assume or be obligated to discharge or perform any claim, indebtedness, liability, or obligation whatsoever whether now existing or hereafter arising, of any Seller Party.

5.2           Non-Compete Agreement. The Seller Parties covenant and agree that for a period of five (5) years following the Closing Date, the Seller Parties shall not individually or through any other Person or Affiliate of the Seller Parties, in any location throughout the world, engage directly or indirectly in any Competitive Business, whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business. For purposes of this Agreement, “Person” shall mean a corporation, partnership, trust, limited liability company, association, or other business entity or an individual. “Affiliate” shall mean another Person controlled by, controlling, or under common control with the Seller Parties. “Competitive Business” means e-commerce and marketing as it relates to the cannabis industry and any other industry in which Purchaser is either operating in or is in the pre-operation development stage at the date that is five (5) years following the Closing Date, and the Parties agree that the Seller Parties’ ‘FloraMenu’ project and related websites are not deemed to be a Competitive Business and are excluded from the Assets. The Seller Parties acknowledge and agree that, given the nature of Sellers’ business, the restrictions set forth in this Section 5.1 are necessary and reasonable in terms of the activities restricted, as well as the geographic and temporal scope of such restrictions. The Seller Parties further acknowledge and agree that if any of the provisions of this Section 5.1 shall ever be deemed to exceed the time, activity, geographic, or other limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, geographic, or other limitations permitted by applicable law.

5.3           Confidentiality. The parties to this Agreement shall not divulge or appropriate for its or their own use any Trade Secrets of the other parties during or after the Closing Date, for as long as the information remains a Trade Secret, and shall not make any unauthorized disclosure of Confidential Information about the other parties for a period of three years after the Closing Date. Notwithstanding the foregoing, this Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the contemplated transactions. “Trade Secrets” shall mean any information of the Seller Parties, GCI, or Purchaser (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list or actual or potential customers or suppliers) which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, “Confidential Information” means any valuable, non-public, competitively sensitive information (other than Trade Secrets) concerning the Seller Parties’, GCI, or the Purchaser’s financial position, results of operations, annual and long-range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists and employee lists; provided, however, that Confidential Information shall not include information to the extent that it is or becomes publicly known or generally utilized (other than because of the unauthorized disclosure of such information by the Seller Parties or Purchaser or their affiliates) by others engaged in the same business or activities in which the Seller Parties or Purchaser utilized, developed or otherwise acquired such information.

5.4            Assignment. Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld, conditioned or delayed.

5.5        Governing Law and Venue. This Agreement is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of California. Any cause of action brought to enforce any provision of this Agreement shall be brought in Orange County, California. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect. This Agreement shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

5.6           Notices. Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to the Purchaser:	WeedMaps Media, Inc.
1300 Dove Street, Suite 100
Newport Beach, CA 92660
Facsimile: (949) 515-1625

with a copy to:	The Lebrecht Group, APLC
9900 Research Dr.
Irvine, CA 92618
Attn: Brian A. Lebrecht, Esq.
Facsimile: (949) 635-1244

If to the Seller:	MMJMenu, LLC
16632 E. Temple Drive
Aurora, CO 80015
Attn: Manager
Facsimile: (888) 526-9350

5.7          Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party.

5.8        Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

5.9        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

5.10     Attorneys’ Fees. In the event that any suit, arbitration, legal action, proceeding or dispute between the parties arises in connection with this Agreement, the prevailing party shall be entitled to recover all expenses, costs and fees, including reasonable attorney’s fees, actually incurred in association with such action.

5.11    Entire Agreement. This Agreement, including all exhibits, is the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and agreements, whether oral or written, between the parties respecting the subject matter of this Agreement.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“Seller Parties”	“Purchaser”

MMJMenu, LLC,	WeedMaps Media, Inc.,
a Colorado limited liability company	a Nevada corporation

/s/ Justin Weidmann	/s/ James Pakulis
By: Justin Weidmann	By: James Pakulis
Its: Manager	Its: President

“GCI”

General Cannabis, Inc.,
a Nevada corporation

/s/ Alex Weidmann
Alex Weidmann, an individual	/s/ James Pakulis
By: James Pakulis
Its: Chief Executive Officer
/s/ Justin Weidmann
Justin Weidmann, an individual

Exhibit A

Assets

1.             Domain Names.

7030LAW.COM
COLORAD07030.COM
DISPENSARYSOFTWARE.NET
HEYBUDS.COM
MJMENU.COM
MJREVIEW.NET (.ORG)
MJREVU.COM
MJTRACKER.COM
MJVENU.COM
MMJBLOGS.COM
MMJBUD.COM
MMJBUDS.COM
MMJGRO.COM
MMJGROU.COM (.NET .ORG)
MMJGROWS.COM
MMJME.NU
MMJMENU.CO (.COM .NET .ORG)
MMJMENUS.COM
MMJREVIEW.COM (.ORG)
MMJREVU.COM (.NET .ORG)
MMJSTRAIN.COM
MMJVENDER.COM
MMJVENDOR.COM
MMJVENU.COM (.NET .ORG)
MMJVENUE.COM
MMJVIEW.COM (.NET .ORG)
MMJWEEKLY.COM
MORETHANMMJ.COM
PLANTOPATIENT.COM
PLANT2PATIENT.COM

A-1

2.            Trademarks or Trade Names.

A.           The Service Mark for “mmjmenu”, Reg. No. 3,882,978.

3.             Other Assets.

A.           All clients lists, mailing lists, and customer data.
B.           2 Apple iMac Computers
C.           4 Apple iPhones
D.           2 Apple iPads
E.           4 Computer Desks
F.           4 Computer Chairs

4.             Contracts to be Assigned.

To be inserted prior to Closing.

A-2

Exhibit B

Intellectual Property Assignment

B-1

Exhibit C

Assignment

C-1

Exhibit D

TERM SHEET
for
GENERAL CANNABIS, INC.
Updated December 16, 2011

Company:	General Cannabis, Inc., a Nevada corporation (the “Company”).

Offering:	200,000 shares of common stock

Capitalization:
Before the offering:

•    The Company is authorized to issue 200,000,000 shares of common stock and 20,000,000 shares of preferred stock.
•   There are 83,140,256 shares of common stock, and no shares of preferred stock, outstanding.
•    There are contractual obligations to issue another 16,000,000 shares of common stock through January 2014 if certain financial milestones are met by one of our recently acquired subsidiaries.

After the offering:

•   There will be 83,340,256 shares of common stock issued and outstanding.

Subsidiaries:
The Company has eight wholly-owned subsidiaries, namely General Processing Corporation, a California corporation, WeedMaps Media, Inc., a Nevada corporation, General Health Solutions, Inc., a California corporation, General Merchant Services, Inc., a California corporation, General Marketing Solutions, Inc., a California corporation, General Management Solutions, Inc., a California corporation, CannaCare Management, Inc., a California corporation, and LV Luxuries Limited, a Nevada corporation.

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